Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Post Effective Amendment No. 1 to the Registration Statements (Form S-8 No. 333-132409, No. 333-156309, No. 333-163653, No. 333-181951, and No. 333-194556) pertaining to the Analog Devices, Inc. Amended and Restated 2006 Stock Incentive Plan and Analog Devices, Inc. 2020 Equity Incentive Plan of our reports dated November 26, 2019, with respect to the consolidated financial statements and schedule of Analog Devices, Inc. and the effectiveness of internal control over financial reporting of Analog Devices, Inc. included in its Annual Report (Form 10-K) for the year ended November 2, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

March 9, 2020